UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 19, 2011

Bank of the Ozarks, Inc.

(Exact name of registrant as specified in its charter)

Arkansas

(State or other jurisdiction of incorporation)

0-22759	71-0556208
(Commission File Number)	(IRS Employer Identification No.)

17901 Chenal Parkway, Little Rock, Arkansas	72223
(Address of principal executive offices)	(Zip Code)

(501) 978-2265

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Reference is made to the information set forth in response to Item 5.02, which information is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2011 the Board of Directors adopted a new form of indemnification agreement to be entered into by the Company with each member of the Board of Directors and the executive officers of the Company (collectively, the “Indemnitees”). The newly executed indemnification agreements replace the prior indemnification agreements the Company had previously entered into with certain officers and the Board of Directors. The new form of indemnification agreement replaces a prior form of indemnification agreement adopted in 1997.

The new form of indemnification agreement, which were executed by all members of the Board of Directors and each of the executive officers between April 19, 2011 and April 21, 2011, provide that, subject to certain exceptions, the Indemnitees shall be indemnified to the fullest possible extent permitted by law against any amount which they become legally obligated to pay because of any act or omission or neglect or breach of duty. Such amount includes all expenses (including attorneys’ fees), damages, judgments, costs and settlement amounts, actually and reasonably incurred or paid by the Indemnitees in any action, suit or proceeding, including any action by or on behalf of the Company, on account of their service as a director or officer of the Company or any subsidiary of the Company. The indemnification agreements further provide that expenses incurred by the Indemnitees in defending such actions, in accordance with the terms of the agreements, shall be paid in advance, subject to the Indemnitees’ obligation to reimburse the Company in the event it is ultimately determined that they are not entitled to be indemnified for such expenses under any of the provisions of the indemnification agreements.

The indemnification agreements also state that no indemnification is provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect of any suit in which judgment is rendered for an accounting of profits made from a purchase or sale of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934, or of any similar statutory provision, or on account of any remuneration, personal profit or advantage which is determined to have been obtained in violation of law.

The foregoing summary of the indemnification agreements is qualified in its entirety to the full extent of the form of indemnification agreement, which is attached hereto as Exhibit 10.1 and incorporated here by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders

The Company’s Annual Meeting of Shareholders was held on April 19, 2011 (the “Annual Meeting”). At the Annual Meeting, 15,577,585 shares of common stock, or approximately 91.1% of the 17,093,490 shares of common stock outstanding and entitled to vote at the Annual Meeting, were present in person or by proxies.

Set forth below are the matters acted upon by the Company’s shareholders at the Annual Meeting, and the final voting results on each such matter.

1. Election of Directors. Eleven persons were nominated by the Board of Directors for election as directors of the Company, each to hold office for a one year term expiring at the 2012 annual meeting of shareholders and until his or her successor is duly elected and qualified. Each nominee was elected, and there were 1,167,994 broker non-votes with respect to each nominee. The votes cast for and votes withheld with respect to each nominee were as follows:

Name of Director	Total Vote For Each Director	Total Vote Withheld For Each Director
Jean Arehart	14,189,080	220,511
Richard Cisne	14,191,958	217,633
Robert East	12,977,039	1,432,552
George Gleason	13,629,601	779,990
Linda Gleason	13,370,006	1,039,585
Walter Kimbrough	14,188,124	221,467
Henry Mariani	13,807,573	602,018
Robert Proost	14,187,545	222,046
R. L. Qualls	13,807,183	602,408
Mark Ross	13,395,676	1,013,915
Kennith Smith	13,807,103	602,488

2. Ratification of Appointment of Independent Auditors. The Audit Committee’s selection and appointment of the accounting firm of Crowe Horwath, LLP as independent auditors for the year ending December 31, 2011 was ratified with votes cast as follows: 15,558,013 votes for; 5,352 votes against; and 14,220 votes abstained.

3. Advisory (Non-Binding) Vote on Executive Compensation. The Company’s compensation of its named executive officers, including the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the Company’s Proxy Statement for its Annual Meeting, was approved on a non-binding advisory basis with votes cast as follows: 14,292,308 votes for; 81,168 votes against; and 36,115 votes abstained.

4. Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation. The frequency of “every one year” for an advisory vote on executive compensation was approved on a non-binding advisory basis with votes cast as to the frequency of such advisory vote on executive compensation as follows: 12,189,388 votes for every one year; 1,251,125 votes for every two years; 897,361 votes for every three years; and 71,717 votes abstained.

Item 9.01	Financial Statements and Exhibits

(a)	Exhibits

10.1 Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF THE OZARKS, INC.
(Registrant)

Date: April 21, 2011	/s/ Greg McKinney
Greg McKinney
Chief Financial Officer and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Form of Indemnification Agreement

5